EXHIBIT 5.1
[Nagashima Ohno & Tsunematsu Letterhead]
November 8, 2010
Chuo Mitsui Trust Holdings, Inc.
33-1, Shiba 3-chome
Minato-ku, Tokyo 105-8574
Japan
Registration Statement on Form F-4 of Chuo Mitsui Trust Holdings, Inc.
Dear Sirs:
     We have been acting as special legal advisers to Chuo Mitsui Trust Holdings, Inc., a corporation organized under the laws of Japan (“CMTH”), and have been requested by CMTH to give this opinion in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by CMTH with the United States Securities and Exchange Commission on November 8, 2010 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of common stock of CMTH to be issued to United States shareholders of record of common stock of The Sumitomo Trust and Banking Company, Limited. (“STB”) as a result of the exchange of shares (the “Share Exchange”) of CMTH and STB pursuant to the Share Exchange Agreement (as defined below).
     For the purpose of this opinion we have examined, among other things, the following documents:
(a)	Certified copies of commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of CMTH;

(b)	Certified copies of minutes of the meetings of the Board of Directors of CMTH held on November 6, 2009, August 24, 2010 and October 28, 2010;

(c)	A copy of the Basic Agreement for Business Integration (the “Basic Agreement”) dated November 6, 2009 between CMTH and STB, relating to the business integration of CMTH and STB;

(d)	Copies of the Share Exchange Agreement dated August 24, 2010 between CMTH and STB, and the Memorandum relating to the Share Exchange Agreement dated October 28, 2010 between CMTH and STB, each relating to the Share Exchange (collectively, the “Share Exchange Agreement”);

(e)	A copy of the Management Integration Agreement (the “Management

Integration Agreement”) dated August 24, 2010 between CMTH and STB, relating to the business integration of CMTH and STB;
(f)	A copy of the Registration Statement and attachments thereto;

(g)	The form of convocation notices of each of the general meetings of shareholders and the class shareholders’ meetings of common stock holders of CMTH, each scheduled to be held on December 22, 2010, and attachments thereto; and

(h)	A certificate of CMTH dated November 8, 2010 executed by Mr. Kazuo Tanabe, President of CMTH.
     We have also examined such other certificates and corporate documents of CMTH as well as such other matters, documents and records, and have considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.
     Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that:
(A)	Subject to (i) the Share Exchange Agreement being duly approved at the general meetings of shareholders and the class shareholders’ meetings of common stock holders of both CMTH and STB, and at the class shareholders’ meeting of holders of STB Class II Preferred Stock each scheduled to be held on December 22, 2010 and such approval not being cancelled, (ii) all necessary governmental authorization, permits, consents and approvals being duly consummated, (iii) each of CMTH and STB duly complying with all other procedural requirements imposed by the Companies Act of Japan in connection with the Share Exchange, and when the Shares have been duly issued to the United States holders of record of common stock of STB pursuant to the Share Exchange Agreement so approved, such Shares will be validly issued, fully paid and non-assessable.

(B)	The statements set forth in the Registration Statement under the caption “Taxation — Japanese Tax Consequences”, insofar as they purport to describe generally or summarize the matters of the laws of Japan referred to thereunder, are correct in all material respects.
     The foregoing opinion is limited solely to the laws of Japan effective as of the date hereof and we neither express nor imply any opinion on, or in respect of, the laws of any country or jurisdiction other than Japan.
     In rendering the foregoing opinion, we have relied (without having conducted any independent investigation with respect thereto), as to certain factual matters, upon the documents referred to in paragraph (a) through (h) above, and other certificates of officers or any other authorized persons of CMTH or public officials as we have deemed appropriate as a basis for the opinion expressed herein, in particular, as to the correctness and conformity of the statements with the relevant facts thereof included, expressly or impliedly, in such certificates.
     We have assumed, for the purpose of rendering this opinion, that (i) all signatures or seal impressions on any documents we reviewed are true and genuine; (ii) all documents submitted to us as originals are authentic and complete; (iii) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (iv) all documents submitted to us as forms are executed in such forms; (v) all natural person-signatories who have executed or delivered the Basic Agreement, the Share Exchange Agreement, the Management Integration Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient and competent legal capacity to take such actions; (vi) each party (other than CMTH) to each of the Basic Agreement, the Share Exchange Agreement, the Management Integration Agreement and all other documents related thereto is an entity duly organized, validly existing, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (vii) each of the Basic Agreement, the Share Exchange Agreement, the Management Integration Agreement and all other documents related thereto has been duly authorized by all parties thereto (other than CMTH), (viii) each of the Basic Agreement, the Share Exchange Agreement and the Management Integration Agreement and all other documents related thereto has been duly executed and delivered by all parties thereto, (ix) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, validity, effectiveness or enforcement of, any of the Share Exchange, the Basic Agreement, the Share Exchange Agreement, the Management Integration Agreement and all other documents related thereto; and (x) each of the Share Exchange, the Basic Agreement, the Share Exchange Agreement, the Management Integration Agreement and all other documents related thereto has not been or will not be cancelled or amended. We have not independently verified any of the matters in (i) to (x) above.
     The foregoing opinion is subject to the following qualifications and limitations:
(i)	This opinion is strictly limited to the matters stated herein and may not be construed as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information contained in the documents referred to in (a) through (h) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan in force and interpreted as of the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;
(v)	The opinion expressed above is subject to the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vi)	We express no opinion with regard to (i) any matters relating to tax law (except where we have expressly opined on such matters in the opinions above), or (ii) any amendments, supplements, renewals, extensions or other modifications, except as expressly provided herein, of any documents, instruments or agreements referred to herein, executed after the date of this opinion; and

(vii)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions, and this opinion may only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by the law of Japan and be brought before a Japanese court.
     This opinion has been rendered to you solely for your benefit in connection with the Registration Statement on the condition that the opinion expressed herein may not be relied upon by any person other than your legal adviser, Davis Polk & Wardwell LLP, acting in that capacity in relation to the Registration Statement without our specific prior approval thereof in writing save that this opinion may be filed as an exhibit to the Registration Statement.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Nagashima Ohno & Tsunematsu
(FS/MTK)